
                                EXHIBIT 11

                               AIRGAS, INC.

                      EARNINGS PER SHARE CALCULATIONS

                                          Three Months Ended        Nine Months Ended
                                             December 31,              December 31,
(In thousands, except per share amounts)  2000          1999        2000         1999
                                          ------------------        -----------------
Weighted Average Shares Outstanding:

   Basic shares outstanding               66,500      69,200        65,700     69,600
   Stock options - incremental shares        700       1,000           500      1,100
   Contingently issuable shares               --         600           800        300
                                          ------      ------        ------     ------
   Diluted shares outstanding             67,200      70,800        67,000     71,000
                                          ======      ======        ======     ======

Net earnings                              $6,676      $9,760       $26,895    $37,757
                                          ======      ======       =======    =======
Basic earnings per share                  $  .10      $  .14       $   .41    $   .54

Diluted earnings per share                $  .10      $  .14       $   .40    $   .53